FOR IMMEDIATE RELEASE:	April 2, 2003
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM ANNOUNCES MULTIPLE UNIT ORDER FOR 55V6 SERIES TEST HANDLERS

     St. Paul, Minn (4/2/03)—Aetrium Incorporated (Nasdaq:ATRM) reported today that it has received a multiple unit order in excess of $1.4 million for its 55V6 Series gravity feed test handlers from one of its largest customers. The test handlers were ordered in configurations specifically to handle a wide variety of small leadless integrated circuits (ICs). The order represents repeat orders for similar IC package configurations from this same customer.

“We are very pleased with this order as it represents a growing acceptance of our new generation of gravity feed test handlers that are specifically designed for the newest generations of leadless IC components,” said Joseph C. Levesque, Aetrium’s president and chief executive officer. “Traditionally, Aetrium gravity feed handlers have provided a very cost effective method of handling IC components with leads during the final test process. With the introduction of the Aetrium 55V6 Series in 2002, we completed the extension of Aetrium gravity feed test handlers to the growing leadless family of IC components. We believe this order is more proof of the success of and added justification for our above average expenditures for new product development over the last two years of this record setting industry recession.”

The company reiterated earlier guidance that revenues for the quarter ended March 31, 2003 are expected to be relatively flat when compared to its most recent previous quarters. Mr. Levesque added, “Business conditions are still unsettled and new equipment orders continue to be based upon satisfying only immediate production needs. The recovery within the industry remains very spotty and we recognize that some of our customers are doing better in this business environment than others. On a positive note, bookings improved over the quarter and were higher than expected, and we see no over capacity or excess inventory for the newer generation of IC component packages, like the leadless packages that necessitated this order from a key customer.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2001.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test ICs and discrete electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.